Annex A

Directors and Executive Officers of Etika Automotive Sdn Bhd

The names of the directors and the names and titles of the executive officers of Etika Automotive Sdn Bhd and their principal occupations are set forth below. The business address of the directors and executive officers is Level 4B, No. 88, Jalan Perdana, Taman Tasik Perdana, 50480 Kuala Lumpur, Malaysia.

Name	Position with Etika Automotive Sdn Bhd	Present Principal Occupation	Citizenship
Director(s):
Amrin bin Awaladdin	Director	Accountant	Malaysian
Azman Hanafi bin Abdullah	Director	Accountant	Malaysian